SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 7, 2022

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 8.01	Other Events.

Zion Oil and Gas, Inc., a Delaware corporation, which has an active petroleum exploration license onshore Israel on their 99,000-acre Megiddo-Jezreel license area, announces the following completion of testing.

Upon conclusion of the latest testing and completion procedures on our MJ-2 well, and after a thorough analysis of the results by Zion and third-party experts, on December 7, 2022, Zion determined that the well will not currently produce hydrocarbons in commercial quantities.

Although logs strongly indicate the presence of hydrocarbons, we have determined the zone does not have sufficient permeability to be productive.  We will set a temporary plug in the wellbore to preserve its integrity and the opportunity to make future use of it, should circumstances and technological innovations warrant that.

Based on what we learned about the characteristics of this deep Mohilla zone in the MJ-2 well, we are aggressively re-analyzing our logs and other data from the MJ-1 well, which was drilled on the same pad site. Knowing this zone is structurally higher than the equivalent zone in MJ-2, we are diligently evaluating whether this zone was adequately tested in the MJ-1 well.

Once we have completed that analysis, we may re-enter the MJ-1 wellbore, which is cased to the bottom, and attempt a re-completion in the Mohilla zones.

We will continue to explore the Megiddo-Jezreel license, as we are confident that we are in an active petroleum system. We will provide material updates, when we have relevant information to share with the public.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: December 9, 2022	By:	/s/ Robert Dunn
Robert Dunn
Chief Executive Officer

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